BRF S.A.

A Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

Announcement to the Market

BRF S.A. (“BRF” or "Company") (BM&FBovespa: BRFS3; NYSE: BRFS), pursuant to CVM Instruction N°. 480/09 and in accordance with CVM Instruction N°. 308/99, informs its shareholders and the market in general that KPMG Auditores Independentes (“KPMG”) was hired to provide independent auditing services for the financial statements of the Company, as approved by the Board of Directors on February 23, 2017.

KPMG replaces Ernst & Young Auditores Independentes S/S ("E&Y"), who audited the Company's financial statements for the fiscal year ended December 31, 2016.

The substitution observes the parameters of rotation provided for in article 31 of CVM Instruction No. 308/99, which determines the rotation of independent auditors every five years.

In this context, we also inform that E&Y consented to the change of the independent auditor of the Company, in compliance with article 28 of said Instruction.

São Paulo, May 12, 2017.

Pedro de Andrade Faria

Global Chief Executive, Financial and Investor Relations Officer